EMPLOYMENT AGREEMENT


                  THIS AGREEMENT, entered into as of June 17, 1998, by and between REPUBLIC FIRST BANCORP, INC., a Pennsylvania corporation ("Company"), and Jere A. Young ("Executive"),
                  WHEREAS, Company desires to employ Executive as President and Chief Executive Officer of Company, subject to the terms and conditions of this Agreement; and
                  WHEREAS, Executive desires to be employed in such capacity by Company;
                  NOW THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:
                  1. Term. This Agreement shall commence as of June 17, 1998 (the "Effective Date") and shall continue for a term of one (1) year and thirteen (13) days unless terminated as provided for in Paragraph 4 below.
                  2. Duties and Employment. The Company hereby employs Executive as President and Chief Executive Officer of the Company pursuant to the terms hereof. Executive shall faithfully perform such duties as are customarily required of a President and Chief Executive Officer, and as may be directed or authorized by the Board of Directors customary for such an executive position, and Executive shall devote such time, energy and attention to those duties and to such other duties as may be reasonably required to fulfill such duties; provided that nothing contained herein shall prohibit Executive from being involved in personal investments or engagements of any kind or otherwise participating or engaging in community, charitable and educational affairs. Upon the Effective Date of this Agreement, the

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Board shall elect Executive a member of the Board of Directors of First Republic
Bank (the "Bank"), the Company's wholly-owned subsidiary. The Executive will be a member of the Executive Committee of the Bank. The Executive shall also be invited to attend meetings of the Executive Committee and the Board of Directors of the Company.
                  3. Compensation.
                           (a) Regular Compensation. For all services rendered
by Executive under this Agreement, the Company shall pay Executive in accordance with the normal payment practices of Company an annual salary of One Hundred and Twenty-Five Thousand Dollars ($125,000).
                           (b) Compensation Plans. Executive shall be eligible
to participate in any bonus stock purchase or grant, stock option, deferred compensation or other compensation plans presently or hereafter maintained by the Company for senior executives. Eligibility in no way guarantees Executive's receipt of any bonus, stock grant, stock option or other compensation pursuant to such plans, which, except as set forth in subparagraph (h) below, is in the sole discretion of the Board of the Company or its designated Compensation Committees or any committee performing a similar function. The Board or its designated committees shall consider awarding any such bonus at least annually. While not being legally required to pay any bonus, the Board agrees to take into account, in determining the amount, if any, of a bonus, the performance of the Company and Executive, any general economic conditions, Executive's responsibilities, performance and other pertinent factors. Executive shall also be eligible to participate in any retirement or savings plan presently or hereafter maintained for the benefit of all employees of the Company or any subsidiary of the Company.

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                           (c) Benefits. The Company shall maintain such
medical, life, and disability insurance coverage and such retirement plan for Executive and his dependents as it now maintains for executives or such substantially similar coverages and plans as may hereafter be adopted by the Company or its subsidiary from time to time. Executive shall be entitled to vacation in accordance with standard policies for all senior executives of the Company.
                           (d) Automobile Allowance. During the term of this
Agreement, the Company shall provide to Executive a car allowance of $1,000.00 per month, to be used by Executive for the purchase or leasing of any automobile and for payment of expenses associated with the operation, maintenance and insurance of such automobile. The Company shall also provide, at its expense, for Executive, a parking space convenient to the Company. The Company shall provide, at its expense, a car and/or cellular telephone, as long as such telephone is used primarily for business purposes.
                           (e) Travel Expense. During the term of this
Agreement, Executive shall be reimbursed for normal and reasonable travel expenses incurred on behalf of the Company.
                           (f) Entertainment Expense. Executive will be
reimbursed for all reasonable expenses incurred by Executive in fulfillment of his duties on behalf of the Company, including entertainment, business meals and the like, in accordance with the Company's policies.
                           (g) Approvals. All expenses incurred by the Executive
under subparagraphs (e) and (f) hereof must be approved by the Chairman of the Board of the

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Company.

                           (h) Stock Options. Executive shall receive qualified
stock options to acquire 37,500 shares of stock of Company which, provided Executive is then employed by the Company, shall vest as follows:

                 (i)   12,500 shares on June 30, 1999;
                 (ii)  12,500 shares on June 30, 2000;
                 (iii) 12,500 shares on June 30, 2001

provided that Executive's rights to such options, unless vested, shall expire upon the termination of the Executive's employment hereunder.

                  4.       Term; Termination.

                           (a) This Agreement shall terminate on the first
anniversary of the Effective Date hereof, unless extended pursuant to the terms hereof. This Agreement shall be renewed automatically for additional one year terms from year to year from July 1 of each year, unless the Company gives written notice to Executive or Executive gives written notice to Company of an intention not to renew at least 180 days prior to such date.
                           (b) After June 30, 1999, either the Company or the
Executive may terminate this Agreement upon six (6) months written notice to the other.
                           (c) This Agreement shall automatically terminate upon
the death of Executive without additional payments of salary or other benefits to Executive except as may be required by law or provided herein.
                           (d) This Agreement shall automatically terminate upon
Executive's "total disability", defined as the inability of the Executive to provide meaningful services to the

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Company in the  judgment  of the Board:  (i) 180 days in any 12 month  period or
(ii) any consecutive ninety (90) day period.
                           (e) The Company may terminate Executive immediately
for "good cause." For purposes of this Agreement, "good cause" shall mean (i) breach of a fiduciary duty to the Company involving personal profit or which causes harm to the Company or any subsidiary, (ii) conviction of a felony or willful violation of any banking law or regulation or an indictment or return of any information, or a conviction involving a crime of moral turpitude, (iii) negligent performance of the duties under this Agreement which results in a material impairment of the Company's financial condition, (iv) an order from any regulatory authority to terminate the Executive for breach of any law or regulations, or (v) a failure of the Executive to comply with a direct lawful written order of the Board.

                  5.       Payments to Executive Upon Termination.
                           (a) In the event of the termination of Executive's
employment pursuant to Paragraphs 4(c) or (d), as consideration for Executive's services to Company prior to Executive's termination, the Company shall continue to pay to Executive, or to his estate, as the case may be, for the duration of the Severance Period, such compensation and benefits in such manner as had been received by Executive immediately prior to termination. For purposes of Paragraphs 4 (c), the "Severance Period" shall be a period of time commencing at the termination and continuing for a period of six (6) months thereafter. For purposes of Paragraph 4 (d), the "Severance Period" shall be a period of time commencing at the termination and continuing for the time when benefits commence under any disability insurance policy maintained by the Company for the benefit of Executive.

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                           (b) Under no circumstances shall the Company be
obligated to pay any compensation to Executive following termination pursuant to Paragraph 4(e) hereof.
                           (c) The Company shall have the option to accelerate
payment of the sum(s) due during the Severance Period and to pay such sum(s) in such lump payment(s) as the Company shall deem appropriate provided that all such payments shall be made during the Severance Period and such amount of such payments shall not be greater than would have resulted from payment in accordance with the Company's standard practices or as otherwise provided in this Agreement.
                  6. Confidentiality. Executive acknowledges that, in the course of his employment by the Company, he will have access to confidential information, trade secrets, and unique business procedures which are the valuable property of the Company and/or its subsidiaries. Executive agrees not to disclose for any reason, directly or indirectly, any confidential, trade secret or other proprietary information, as determined by the Company in its reasonable discretion, at any time, during or after the period Executive is employed by the Company, for any purpose other than to perform his assigned duties on behalf of the Company.
                  7. Remedy. The Company and Executive acknowledge and agree that any breach of Paragraph 6 of this Agreement would cause irreparable injury to the Company, as the case may be, and that Company's remedy at law for any breach of any of Executive's obligations under Paragraph 6 hereof would be inadequate, and Executive agrees and consents that temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision of Paragraph 6 hereof without the necessity of proof that

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the Company's remedy at law is inadequate.
                  8. Indemnification. The Company shall indemnify Executive against such matters and at least to such extent as is provided in the by-laws or Certificate of Incorporation of the Company for the benefit of their respective Officers or Directors as in effect on the date hereof.
                  9. Notices. Any and all notices, designations, consents, offers, acceptances, or any other communications provided for herein shall be given in writing by registered or certified mail, return receipt requested to the addresses set forth below.

                           If to Parent:    REPUBLIC FIRST Bancorp, Inc.
                             1608 Walnut Street
                             Philadelphia, PA 19103
                             Att:  Harry D. Madonna, Chairman of the Board

                           If to Executive:  Jere A. Young
                             646 Malin Road
                             Newtown Square, PA  19073

or to such other or additional Person or Persons or such other address as either party may designate to the other party in writing or by like notice.
                  10. Invalid Provisions. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and the Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.
                  11. Modification. No change or modification of this Agreement shall be enforceable against any party unless the same be in writing and signed by the party against whom enforcement is sought.
                  12. Entire Agreement. This Agreement represents the entire agreement

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between the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings with respect thereto.
                  13. Representation of The Company. The Company represents and warrants that the execution of this Agreement by the Company has been duly authorized by resolution of its respective Board of Directors.
                  14. Headings. Any headings preceding the text of the several paragraphs hereof are inserted solely for the convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.
                  15. Successors; Assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto, and their respective heirs, executors, administrators, successors and, to the extent permitted herein, assigns. Notwithstanding the foregoing, Executive may not assign his rights, or delegate his duties hereunder.
                  16. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania.
                  IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals the date and year above first written.

                                  REPUBLIC FIRST BANCORP, INC.


                                  By:________________________________
                                     Chairman





_____________________                __________________________(SEAL)
Witness                              JERE A. YOUNG


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